Exhibit (a) (15)

CONSULTING GROUP CAPITAL MARKETS FUNDS

AMENDMENT NO. 14

TO

MASTER TRUST AGREEMENT

AMENDMENT NO. 14 (the “Amendment”) to the Master Trust Agreement dated April 12, 1991 (the “Agreement”) of Consulting Group Capital Markets Funds (the “Trust”), dated as of the 15th day of June, 2004 for effectiveness as of the Effective Date (as defined below).

WITNESSETH:

WHEREAS, Article VII, Section 7.3 of the Agreement provides that the Agreement may be amended at any time, so long as such amendment does not adversely affect the rights of any shareholder and so long as such amendment is not in contravention of applicable law, including the Investment Company Act of 1940, as amended, (the “1940 Act”) by an instrument in writing signed by an officer of the Trust pursuant to a vote of a majority of the Trustees;

WHEREAS, the Trustees have the authority under Article VII, Section 7.2 of the Agreement to authorize the merger or consolidation of any one or more Sub-Trusts of the Trust, subject to the approval of the majority of the outstanding voting Shares, as defined in the 1940 Act, of each Sub-Trust that is a non-survivor of the merger or consolidation;

WHEREAS, the Trustees have the authority under Article IV, Section 4.2(d) of the Agreement to authorize the liquidation of any particular Sub-Trust of the Trust, subject to the approval of a majority of the outstanding voting Shares of that Sub-Trust, as defined in the 1940 Act;

WHEREAS, on December 3, 2003, the Trustees voted unanimously to authorize a Plan of Reorganization pursuant to which (i) Intermediate Fixed Income Investments (the “Acquiring Fund”) would acquire all of the assets and assume all of the liabilities of each of Mortgage Backed Investments, Multi-Sector Fixed Income Investments and Long-Term Bond Investments (each an “Acquired Fund”), and (ii) each Acquired Fund would thereupon be liquidated (the “Reorganization and Liquidation”);

WHEREAS, on March 22, 2004, the holders of a majority of the outstanding voting Shares of each of the Acquired Funds approved the Reorganization and Liquidation;

WHEREAS, the Reorganization and Liquidation was consummated on June 4, 2004 (the “Effective Date”); and

WHEREAS, on December 3, 2003, the Trustees voted unanimously to change the name of the Sub-Trust of the Trust currently designated as the “Intermediate Fixed Income Investments” to “Core Fixed Income Investments”;

WHEREAS, the undersigned has been duly authorized by the Trustees to execute and file this Amendment No. 14 to the Agreement;

NOW, THEREFORE, the Agreement is hereby amended as follows:

1. Upon the Effective Date, the first paragraph of Article IV, Section 4.2 of the Agreement is hereby amended to read in pertinent part as follows:

“Section 4.2 Establishment and Designation of Sub-Trusts. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts and classes, the Trustees hereby establish and designate the following Sub-Trusts: Core Fixed Income Investments, Emerging Markets Equity Investments, Government Money Investments, High Yield Investments, International Equity Investments, International Fixed Income Investments, Large Capitalization Growth Investments, Large Capitalization Value Equity Investments, Municipal Bond Investments, Small Capitalization Growth Investments, Small Capitalization Value Equity Investments, and Multi-Strategy Market Neutral Investments. The shares of such Sub-Trusts and classes thereof and any shares of any further Sub-Trust or classes that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust or class as the time of establishing and designating the same) have the following relative rights and preferences:”

[Signature Page Follows]

The undersigned hereby certifies that the Amendment set forth above has been duly adopted in accordance with the provisions of the Agreement.

IN WITNESS WHEREOF, the undersigned has hereto set his hands as of the day and year first above written.

By:
Name: Barbara J. Allen Title: Assistant Secretary